Exhibit 99.3d

GMAC

Commercial Mortgage

Annual Statement as to Compliance

For the Year Ended December 31, 2003

Morgan Stanley Dean Witter

Series 2003-IQ4

A. As an authorized officer of GMAC Commercial Mortgage Corp., I certify that (I) a review of activities of the Master Servicer for the period ending mentioned above, and of its performance under the Subservicing Agreement under the signing officer's supervision; and

B. to the best of my knowledge, based on such review, GMAC Commercial Mortgage Corp. has fulfilled all of its obligations under the Agreements in all material respects throughout the aforementioned;

GMAC COMMERCIAL MORTGAGE CORPORATION

Brian T. Stauffer

By: Brian T. Stauffer

Title: Senior Vice President

Date: February 20, 2004

.989A